Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 887-2999

HOPFED BANCORP APPROVES PLAN TO BUY BACK 125,000 SHARES

HOPKINSVILLE, Ky. (August 25, 2006) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the ”Company”) today announced its intent to repurchase up to 125,000 shares of the Company’s common stock. The new repurchase program replaces a previous program to repurchase up to 300,000 shares, of which 208,909 shares have been purchased. The new repurchase program is equal to approximately 3.5% of total shares outstanding.

The repurchase program will be dependent upon market conditions, and there is no guarantee as to the exact number of shares to be repurchased by the Company. The repurchase program will occur over a period of up to two years beginning September 25, 2006, as a means of further enhancing stockholder value.

John E. Peck, president and chief executive officer of the Company, stated that acquisitions for the share repurchase program will be made from time to time at prevailing prices as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The program may be modified, extended or discontinued at any time.

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has fourteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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4155 Lafayette Road, Hopkinsville, KY 42240